SCHEDULE 14(a) INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                  Commission Only as permitted by
                                  Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] solicitng Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AURA SYSTEMS, INC>
                      -----------------------------------


                      -----------------------------------
    Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box).

[X] No fee required.

[ ] Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
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   was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid

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


                               AURA SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 6, 2000

To the Stockholders of Aura Systems, Inc.:

         The Annual Meeting of Stockholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on March 6, 2000 at 3:00 p.m., PST, at the Company's corporate offices, 2335 Alaska Avenue, El Segundo, California, for the following purposes:

         (1)      To elect a Board of Directors of seven members;

         (2) To consider and act upon a proposal to approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 200,000,000 to 500,000,000;

         (3)      To consider and act upon a proposal to approve an amendment to
                  the  Company's   Certificate  of  Incorporation  to  authorize
                  10,000,000 shares of Preferred Stock;

         (4) To consider and act upon a proposal to authorize the adoption of the Company's 2000 Stock Option Plan;

         (5) To consider and act upon a proposal to effect a reverse split of the Company's Common Stock; and

         (6) To transact any other business which may properly come before the meeting.

         Stockholders of record at the close of business on January 14, 2000, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

         All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

         Any stockholder of record of the Company at the close of business on January 14, 2000, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting.

                                            By Order of the Board of Directors

                                            /s/ Michael I. Froch
                                            Michael I. Froch
                                            Secretary


El Segundo, California
February 22, 2000

Please mark, date, and sign the enclosed Proxy and return it at an early date in the enclosed postage-prepaid return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                                            (310) 643-5300


                                 PROXY STATEMENT

                                February 22, 2000


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Stockholders to be held on March 6, 2000 at 3:00 p.m., PST, at the Company's corporate offices, 2335 Alaska Avenue, El Segundo, California, (the "Annual Meeting") and any postponements or adjournments thereof. Any Stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting as directed by the Stockholder on the proxy card; and, if no choice is specified, they will be voted (i) "FOR" the directors nominated by the Board of Directors, (ii) "FOR" the proposed amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 200,000,000 to 500,000,000, (iii) "FOR" the proposed amendment to the Company's Certificate of Incorporation to authorize 10,000,000 shares of Preferred Stock, (iv) "FOR" a proposal to authorize the adoption of the Company's 2000 Stock Option Plan, (v) "FOR" a proposal to effect a reverse split of the Company's Common Stock, and (vi) in the discretion of the persons acting as proxies, for any other matters. Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

         Only Stockholders of record at the close of business on January 14, 2000, are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 177,249,203 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

         In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated. Therefore, a broker non-vote will have no legal effect on any matter requiring the affirmative vote of a plurality of the votes cast, and will have the same legal effect as a vote "against" any other matters presented at the meeting which require approval by a majority of the shares represented in person or by proxy at the meeting.

         In the event that sufficient votes in favor of any of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

         The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities. The Company has retained the proxy solicitation firm of Georgeson Shareholder Communications, Inc. to assist the Company in the solicitation of Proxies and will be paid a fee of $6,500.00, plus its reasonable out-of-pocket expenses. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Stockholders on or about February 22, 2000.

                                 PROPOSAL NO. 1
                    ELECTION OF SEVEN NOMINEES FOR DIRECTORS
The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the seven nominees for director.

Nominees and Voting

         The Bylaws of the Company provide for a board of seven directors. Consequently, at the Annual Meeting, seven directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than seven persons. The Company has nominated for election as directors the seven persons named below. Each of these nominees has indicated that they are able and willing to serve as directors.

         Under the terms of its proposed Loan Agreement with its principal lender, the Company's Board of Directors is required to be comprised of persons the majority of whom are "independent directors," as defined in such agreement, so long as any indebtedness is outstanding to the lender. A person is deemed to be an "independent director" if such person is not an employee or former employee or otherwise having a significant business relationship with the Company during the past three years. Accordingly, a majority of the Company's nominees are "independent directors" under the Loan Agreement.

         Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

         The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.
         The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the seven nominees for director.

                                     Director
 Name                      Age      Since   Title
 -------------------------------------------------------------------------------
Zvi Kurtzman               52       1987    Chief Executive Officer, Chairman,
                                            Board of Directors
Harvey Cohen               66       1993    Director, member of Audit Committee
Salvador Diaz-Verson, Jr.  47       1997    Director, member of Audit and
                                            Compensation Committees
Stephen A. Talesnick       50       1999    Director
Norman Reitman             76               Nominee
David F. Hadley            35               Nominee
Sanford R. Edlein          56               Nominee

Business Experience of Directors and Nominees During the Past Five Years

     Zvi Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp. a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering.

         In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. For a more complete description of the Commission's Order, see the Commission's release referred to above.

         Harvey Cohen is a director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange
Commission, and a management consultant since August 1981. Mr. Cohen has consulted to the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S.(Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

     Salvador Diaz-Verson, Jr is a director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLCAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLCAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited.

         Stephen A. Talesnick is a director of the Company and has served in this capacity since September 1999, following appointment by resolution of the Board of Directors to fill a vacancy pursuant to the Bylaws of the corporation. Mr. Talesnick has owned and maintained a private law practice since 1977, which is presently located in Beverly Hills. Mr. Talesnick specializes in business and financial transactions in addition to entertainment industry related matters. He originally practiced as an associate in the New York law firm of White & Case. In 1992, Mr. Talesnick became a financial advisor in the financial services industry and is registered with the Securities and Exchange Commission. Mr. Talesnick is a graduate of The Wharton School Of Finance And Commerce at The University Of Pennsylvania and received his Juris Doctor degree from Columbia University School Of Law.

     Norman Reitman previously served as a director of the Company from January 1989 to September 1998. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

     David F. Hadley David F. Hadley is the founder and president of D.F. Hadley & Co., Inc. ("DFH&Co"). DFH&Co is a boutique financial services firm that provides consulting and advisory services to emerging growth companies located in the western United States. The principals of DFH&Co also seek to invest as principals in the equity securities of DFH&Co clients. Prior to founding DFH&Co in August 1999, Mr. Hadley was a managing director in the global investment banking group of BT Alex. Brown Inc., focusing on the media and communications sector. Mr. Hadley was employed by subsidiaries of Bankers Trust Corporation from 1986 to June 1999. He received his MSc. In Economic History (with distinction) from the London School of Economics and his A.B. from Dartmouth College (summa cum laude).

         Sanford R. Edlein, a Certified Public Accountant, has served as a consultant and senior executive for privately held and public companies for more than thirty years and has assisted in financial and operating matters, corporate governance, crisis management and mergers and acquisitions. He has served on the boards of public companies including Sport Supply Group, Inc., BSN Corporation, Tennis Lady, Escalade Corporation and American Equity Financial Corporation. Since 1998 he has been employed with Glass & Associates, Inc. Previously, from 1996 to 1998 he was CEO, COO and a member of the board of directors of Sport Supply Group, Inc. From 1965 through 1980 and 1989 through 1994, respectively, Mr. Edlein served as a partner and then managing partner of Grant Thornton LLP. Mr. Edlein has a AAS degree from Bronx Community College and a BBA degree from City of New York.

MANAGEMENT

         Listed below are Executive Officers of the Company who are not directors or nominees, their ages, titles and background information. All the officers listed below hold their offices at the pleasure of the Board of Directors.

Name                       Age              Title

Gerald S. Papazian         44          President, Chief Operating Officer
Arthur J. Schwartz, Ph.D.  52          Executive Vice President
Cipora Kurtzman Lavut      43          Senior Vice President
Neal B. Kaufman            54          Senior Vice President
Steven C. Veen             44          Senior Vice President, Chief
                                       Financial Officer
Michael Froch              38          Senior Vice President, General
                                       Counsel and Secretary
Keith O. Stuart            43          Senior Vice President Sales and Marketing
Ronald J. Goldstein        58          Senior Vice President Sales and Marketing
Jacob Mail                 49          Senior Vice President, Operations

         Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He joined the Company in August 1988 from Bear, Stearns & Co., an investment-banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with the extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He served as a trustee of the University of Southern California from 1994 to 1999. Mr. Papazian has been a director of the Company since 1997 and will continue in such capacity until the Annual Meeting..

     Arthur J. Schwartz, Ph.D. has been the Executive Vice President of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors. While at Aura, he served for 3 years on a Joint Tri Services Committee reporting to the U.S. Government on certain technology issues. Dr. Schwartz has been a director of the Company since 1987 and will continue in such capacity until the Annual Meeting.

         Cipora Kurtzman Lavut is Senior Vice President, Corporate Communications, and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration. Ms. Lavut has been a director of the Company since 1989 and will continue in such capacity until the Annual Meeting.

         Neal B. Kaufman is Senior Vice President, Management Information Systems, and has served in this capacity since 1988. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985. He headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Mariner projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California. Mr. Kaufman has been a director of the Company since 1989 and will continue in such capacity until the Annual Meeting

         Steven C. Veen, a certified public accountant, is Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Before that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981. Mr. Veen has been a director of the Company since 1997 and will continue in such capacity until the Annual Meeting.

         Michael I. Froch is Senior Vice President, General Counsel and Secretary of the Company and has served as General Counsel since March 1997 and as Secretary since July 1997. He joined the Company in 1994 as its corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress.

     Keith O. Stuart is Senior Vice President, Sales and Marketing and has served in this capacity since November, 1999. Previously he served as President of the Research Center, from 1995 to 1999 and has been in charge of Hardware Development for Aura since 1988. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

         Ronald J. Goldstein is Senior Vice President, Sales and Marketing, serving in the capacity since November, 1999. He is responsible for the marketing and sales of AuraGen for worldwide government agencies, military and OEMs, and has served in various capacities at Aura since 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed coursework for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein has been responsible for all marketing and business development activities for the Company and has served since 1995 as President of Aura Automotive. Prior to joining Aura, Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

         Jacob Mail is Senior Vice President, Operations, serving in this capacity since November 1999. Previously he has served as Vice President of Operations from 1995 to 1999. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program Manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and organizing production in accordance with customer specifications at full quality assurance.

Family Relationships

         Cipora Kurtzman Lavut, a Senior Vice President, is the sister of Zvi Kurtzman, who is the Chief Executive Officer and a director of the Company. Jacob Mail, Vice President, Operational Planning is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the Company's Common Stock owned as of January 24, 2000 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and nominees and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:

                                                        Shares of                        Percent of
                                                      Common Stock                      Common Stock
Name                                               Beneficially Owned                Beneficially Owned
Gardner Lewis Asset Management                         20,517,936                                 11.58%
Zvi (Harry) Kurtzman                                    2,444,468  (1)(2)                           1.2%
Arthur J. Schwartz                                      1,928,487  (1)(3)(4)                        1.1%
Cipora Kurtzman Lavut                                   1,655,468  (5)                                 *
Neal B. Kaufman                                         1,732,657  (1)(7)                              *
Harvey Cohen                                              306,250  (6)                                 *
Yoshikazu Masayoshi                                       283,455  (8)                                 *
Salvador Diaz-Verson, Jr.                                  44,000                                      *
Stephen A. Talesnick                                    2,437,596  (9)                              1.4%
Gerald S. Papazian                                        314,992  (10)                                *
Steven C. Veen                                            378,585  (11)                                *
Michael I. Froch                                          217,997  (12)                                *
Keith O. Stuart                                           322,366  (13)                                *
Ronald Goldstein                                          180,188  (14)                                *
Jacob Mail                                                214,763  (15)                                *
Norman Reitman                                            587,142  (16)                                *
Sanford R. Edlein                                               0                                      *

All executive officers and directors                   13,048,414                                   7.0%
as a group (15 persons)

--------------------
*        Less than 1% of outstanding shares.

(1)      Includes 175,000 shares held of record by Advanced Integrated  Systems,
Inc.

(2) Includes 870,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of January 24, 2000.

(3) Includes 515,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of January 24, 2000.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 515,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(6) Includes 31,250 shares beneficially owned, and 265,000 shares which may be purchased pursuant to options within 60 days of January 24, 2000 of which 100,000 are beneficially owned.

(7) Includes 470,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(8) Includes 283,455 shares which were received as part of the MYS acquisition purchase consideration.

(9) Includes 196,364 shares which may be purchased pursuant to warrants exercisable within 60 days of January 24, 2000. Mr. Talesnick joined the Board of Directors in September 1999.

(10) Includes 166,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(11) Includes 215,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(12) Includes 130,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(13) Includes 300,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000. In Fiscal 2000 these options were divided equally pursuant to a court order as part of a marital dissolution proceeding.

(14) Includes 140,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(15) Includes 150,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000.

(16) Includes 345,000 shares which may be purchased pursuant to options exercisable within 60 days of January 24, 2000 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

     The mailing address for Gardner Lewis Asset Management, L.P. is 285 Wilmington-West Chester Pike, Chadds Ford, PA 19317. The mailing address for the others is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245. Board of Directors Meetings and Committees

         Aura's Board of Directors held six meetings during the year ended February 28, 1999. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 1999. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee which in Fiscal 1999 consisted of Messrs. Diaz-Verson, Jr., and Brigadier Ashok Dewan. The Compensation Committee met two times during Fiscal 1999. Since January 1989, the Company has maintained an Audit Committee which in Fiscal 1999 consisted of Salvador Diaz-Verson, Jr., Harvey Cohen and Brigadier Ashok Dewan. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed.
The Audit Committee met four times during the fiscal year ended February 28, 1999.

         Effective December 1992, the Company elected to begin to compensate non-officer directors at the rate of $5,000 per year. Effective September 1997, each non-employee director is entitled to receive $30,000 per year for serving as a director, and $5,000 per year for each director who serves on the audit committee.

                             EXECUTIVE COMPENSATION

Cash Compensation for Executives

         The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 28, 1999.

                           SUMMARY COMPENSATION TABLE

                                                     Annual                  Long Term                      All Other
                                                 Compensation(1)           Compensation Awards           Compensation(2)
Name and
Principal Position                          Year          Salary             Options/SARs

  Zvi (Harry) Kurtzman (1)                  1999          $384,290             1,000,000                     $1,966
  Chief Executive Officer                   1998           245,018                 0
                                            1997           212,549                 0

  Arthur J. Schwartz (1)                    1999          $204,895              500,000                      $1,872
  Executive                                 1998           172,115                 0
  Vice President                            1997           163,971                 0

  Gerald Papazian (1)                       1999          $203,025              100,000                      $1,846
  President and Chief Operating             1998           154,737                 0
  Officer                                   1997           143,122                 0

  Steven Veen(1)                            1999          $196,412              100,000                      $1,811
  Senior Vice President and                 1998           150,127                 0
  Chief Financial Officer                   1997           151,817                 0

  Yoshikazu Masayoshi                       1999          $290,500                 0                          $   0
  President, MYS Corporation                1998           273,242                 0
                                            1997           270,000                 0

 (1) The amounts shown are the amounts actually paid to the named officers during the respective fiscal years. Because of the timing of the payments, these amounts do not represent the actual salary accrued by each individual during the period. The actual salary rate for these individuals which was accrued during the fiscal year ended February 1999, 1998 and 1997, respectively, were as follows: Zvi Kurtzman - $385,000, $200,000, $200,000; Arthur J. Schwartz,- $205,000, $160,000, $160,000; Gerald S. Papazian - $210,000, $140,000, $140,000,
Steven C. Veen - $200,000, $150,000, $150,000.

(2) Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 28, 1999.

         No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 28, 1999, February 28, 1998 and February 28, 1997.

OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth certain information at February 28, 1999, and for the year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table above. No options have been granted at an option price below the fair market value of the Common Stock on the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realized
                                  Number of          % of Total                                  Value at Assumed
                                  Securities         Options/SARS                                 Annual Rates of
                                  Underlying        Granted to                                      Stock Price
                                 Options/SARS        Employees In   Exercise Price Expiration    Appreciation for
            Name                   Granted           Fiscal Year       Per Share     Date          Option Term
            ----                   -------           -----------       ---------     ----          -----------
                                                                                                  5%        10%
                                                                                                  --        ---
Zvi (Harry) Kurtzman              1,000,000              35.7%             3.31     3/5/08         0         0
Arthur J. Schwartz                  500,000              17.9%             3.31     3/5/08         0         0
Gerald Papazian                     100,000               3.6%             3.31     3/5/08         0         0
Steven C. Veen                      100,000               3.6%             3.31     3/5/08         0         0
Yoshikazu Masayoshi                      --               --              --          --          --         --

         The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                              Number of Unexercised                             Value of Unexercised
                              Options/SARs at Fiscal                            In-the-Money Options/
Name                                       Year End                             SARs at Fiscal Year End*

                                  Exercisable         Unexercisable         Exercisable          Unexercisable

Zvi Kurtzman                          870,000             600,000             $         0              $      0
Arthur Schwartz                       515,000             300,000             $         0              $      0
Gerald Papazian                       166,000              60,000             $         0              $      0
Steven Veen                           215,000             210,000             $         0              $      0
Yoshikazu Masayoshi                         0                0                $         0              $      0

*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 28, 1999.

Employment Agreements

         Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000 per year.

         Each of the employment agreements provides that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the
Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

         The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

Severance Agreements

         Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control. The agreements provide that if, following a Change in Control, the executive's employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the Change in Control, the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

Compensation Committee Report

         The Company maintains a Compensation Committee (the "Committee"), consisting entirely of outside, disinterested, directors who are not employees or former employees of the Company. The Committee recommends salary practices for executive officers of the Company, with all compensation determinations ultimately made by a majority of the outside, disinterested, directors. Prior to Fiscal 1998, compensation of executive officers, other than the Chief Executive Officer, was determined by the Chief Executive Officer after review and consultation with the Committee.

         Compensation Philosophy

         The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary as well as stock-based programs. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company places special emphasis on equity-based compensation, particularly in the form of options. This approach also serves to match the interests of the executive officers with the interest of the stockholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by a number of factors, including improvements in revenue and achieving profitability.

         Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, and the effective allocation of capital resources.

         Employment Contracts

         The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. Effective as of March 1998, the Company entered into employment and severance agreements with Mr. Kurtzman, the Company's Chief Executive Officer, and Messrs. Schwartz and Kaufman and Ms. Kurtzman Lavut (the "Named Executive Officers") and other key executives of the Company. The Committee reviewed and approved such agreements unanimously after consulting with a nationally recognized employee benefits firm and determining that such agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

         Compensation of Chief Executive Officer and Other Executives

         The Compensation Committee increased Mr. Kurtzman's salary in March 1998 to $385,000, effective as of December 1997, after consulting with a nationally recognized employee benefits firm. The increase reflected the Compensation Committee's assessment of his performance and Mr. Kurtzman's service to the Company. Salary increases for other senior executives effected during 1998 were based on similar considerations including individual performance, position, tenure, experience and compensation surveys of comparable companies.

         In March 1998, the Committee reviewed and unanimously approved stock option awards under the Company's stock option plan after consulting with a nationally recognized employee benefits firm. The Committee granted Mr. Kurtzman an option to purchase 1,000,000 shares of Common Stock, which vest 20% per year over five years. The options are exercisable at $3.31 per share which was 105% of the market price of the Company's Common Stock on the date of grant. Senior executives in the Company participate in the stock option plan and the Compensation Committee granted such executives options to purchase Common Stock during Fiscal 1998. In determining the number of shares to award to Mr. Kurtzman and other executives, the Compensation Committee considered several factors, including primarily Mr. Kurtzman's and other executives' actual and potential contributions to the Company's long term success, and the size of awards provided to other executives in comparable companies holding similar positions.

         In July 1997 the Compensation Committee unanimously recommended the re-pricing of stock options granted to key employees, including Mr. Kurtzman and the Named Executive Officers. The Compensation Committee's re-pricing of options for key employees was made to those persons who have made significant contributions to the Company's business, for the purpose of maintaining corporate morale and creating an incentive for continued employment.

         Effective in Fiscal 1999 Mr. Kurtzman and the Named Executive Officers are, pursuant to their employment agreements with the Company, entitled to a discretionary annual bonus as determined by the Compensation Committee and a majority of the outside, disinterested, directors of the Board of Directors. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company. Based upon the Company's financial performance during Fiscal 1999 the Compensation Committee determined not to award bonuses to Mr. Kurtzman or the Named Executive Officers.

         Section 162(m) Policy

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                                Committee Member


                            Salvador Diaz-Verson, Jr.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee in Fiscal 1999 was comprised of Brigadier Ashok Dewan and Salvador Diaz-Verson, Jr. Decisions regarding compensation of executive officers for the Fiscal year ended February 28, 1999 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee. Decisions regarding option grants under the 1989 Option Plan for the Fiscal year ended February 28, 1999 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

Certain Relationships and Related Party Transactions

None.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, the Company believes that during its Fiscal year ended February 28, 1999, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

Performance Graph

         The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.) and the S&P Tech Composite Index. The Comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG AURA SYSTEMS, INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE S & P TECHNOLOGY SECTOR INDEX

$100 INVESTED ON 2/28/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING FEBRUARY 28
                                     Cumulative Total Return

                               Feb-95  Feb-96   Feb-97   Feb-98   Feb-99
                               -----   ------   ------   ------   ------
AURA SYSTEMS, INC>              100      161      80       93       15
NASDAQ STOCK MARKET INDEX (US)  100      139     165      223      288
S & P TECHNOLOGY SECTOR         100      149     194      280      414

                                 PROPOSAL NO. 2
  PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
          THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

The Board of Directors recommends that the Stockholders vote "For" the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance.

         On January 14, 2000, the Board of Directors adopted resolutions approving an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.005 par value per share, authorized for issuance from 200,000,000 to 500,000,000 (the "Common Stock Amendment"), and directing that the Amendment be presented to the Stockholders for approval at the Company's Annual Meeting.

         As of October 1, 1999, approximately 106,133,392 shares of the Company's Common Stock were outstanding. As of January 14, 2000, the Company had increased the number of outstanding shares of Common Stock to 177,249,203. The issuance of approximately 71,115,811 shares since October 1, 1999, resulted in the elimination of more than $30 million of indebtedness for borrowed money and an equity infusion of approximately $7.0 million in a private placement of Common Stock consummated in November 1999.

         Accordingly, only 22,750,797 shares of Common Stock were available for issuance as of January 14, 2000. In addition, on such date the Company had reserved for issuance approximately 60 million shares of Common Stock for future issuance upon the possible future reduction of indebtedness, conversion or exercise of outstanding warrants and options of the Company. Additional shares of Common Stock beyond the amount currently authorized will be required by the Company in the near future for the following reasons:

o The Company will be impeded in its ability to raise needed capital to sustain and expand its operations if it does not have additional authorized shares of Common Stock available for issuance.

o The availability of proceeds from future sales of Common Stock will allow the Company the flexibility to reduce existing debt.

o The terms of the Company's proposed loan agreement with one of its lenders, the Infinity Group, requires that the Company increase the number of its authorized shares of Common Stock, as this lender has the right to convert its debt into Common Stock at a fixed conversion price, generally $.60, under certain circumstances if the Company defaults on its obligations to the Infinity Group.

o An increase in the number of authorized shares of Common Stock is required under the terms of the Company's proposed loan agreement with the Infinity Group.

o             The Company has committed to issue at least  2,000,000  shares  of
              Common  Stock  to  implement   the  settlement  of  a class action
              lawsuit.

o Additional authorized shares of Common Stock will be required to implement the 2000 Stock Option Plan proposed for adoption, which the Company believes will be necessary to attract, retain and motivate qualified personnel.

         For these reasons, Management believes it is both necessary and appropriate to increase the number of its authorized shares of Common Stock from 200,000,000 to 500,000,000. If the proposal to effect a Reverse Stock Split (Proposal No. 5) is adopted and implemented by the Company, the number of authorized shares will be reduced proportionately. For example, if the Common Stock Amendment is implemented and a 1:10 Reverse Split is implemented, the number of authorized shares of Common Stock would then be 50,000,000.

         Need for Additional Working Capital
         Historically, the Company's cash flow from operations has not been sufficient to maintain its business. In the past the Company has financed its growth from external sources of financing. These sources have included, principally, the sale of its Common Stock and private indebtedness convertible into Common Stock. Access to conventional bank financing has been limited.

         In the fiscal year ended February 28, 1999, significant steps were taken to downsize and refocus the Company's business on the Company's AuraGen mobile generator. Management believes that despite these actions, current and projected cash flow for at least the next six months will not be sufficient to maintain and expand these operations. Thereafter, the Company anticipates that additional capital will be required to meet the anticipated increased demand for the AuraGen products. Absent an increase in the number of authorized shares of its Common Stock, the Company will be limited in its ability to implement its planned future growth and expansion.

         Ability to Reduce Existing Debt

         Following the Company's debt restructuring in Fiscal 2000, the Company still has significant indebtedness. It may be in the Company's interest in the future to raise additional funds from the sale of its Common Stock to reduce a portion of this outstanding indebtedness. For example, under the proposed terms of the restructured indebtedness with Infinity Group the Company is entitled to a substantial discount of principal in the event of early prepayment of the debt, initially 20% of the principal amount prepaid, which percentage declines ratably over the term of the debt. In addition, certain creditors of the Company have expressed an interest in forgiving a portion of outstanding debt in exchange for early payment. Therefore, depending upon a number of factors, including the future price of the Company's Common Stock, it may be desirable to utilize proceeds from the future sale of Common Stock to prepay debt.

         Compliance With Infinity Group Loan Agreement

         Under a proposed agreement between the Company and the Infinity Group as part of the restructuring, the remaining $12.5 million of debt is convertible into Aura Common Stock at a fixed price, generally $.60 per share, in the event of an uncured default. Therefore, Aura is required to maintain a sufficient number of authorized shares of Common Stock to provide for this event. If the Stockholders do not approve an increase of the number of authorized shares of Common Stock, the Company will be in default under the proposed loan agreement with the Infinity Group, entitling the lender to accelerate the maturity of the $12.5 million of debt.

         Implementation of 2000 Stock Option Plan

         The Company has proposed the adoption of its 2000 Stock Option Plan, which the Company believes is essential to attract, retain and motivate key personnel (Proposal No. 4). Absent an increase in the number of authorized shares of Common Stock, the Company will be unable to implement the Option Plan.

         Therefore, Management believes it is essential that the Stockholders vote in favor of the proposal to increase the number of authorized shares of Common Stock from 200,000,000 to 500,000,000. Although the Company has no plans to utilize all of the increased authorized shares which would be available if the Common Stock Amendment is approved, Management believes that it is important that the Company have the flexibility to issue additional shares without further authorization from the Stockholders. If the Common Stock Amendment is approved by the Stockholders, the Company will not seek further authorization from the Stockholders prior to any issuances of Common Stock, except as may be required by law or securities exchanges.

         The authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Stockholders. Shares of authorized and unissued preferred stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult and, therefore, less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of the Company's Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

         The holders of Common Stock have equal rights to dividends when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company, subject to the rights of the holders of any outstanding preferred stock. Holders of Common Stock do not have preemptive rights. Holders of Common Stock are entitled to one vote per share on all matters which Stockholders are entitled to vote upon at all meetings of Stockholders.

Stockholder Vote

         The affirmative vote of the holders of shares representing a majority of the outstanding shares on the record date is required to authorize the Common Stock Amendment.

         The Board of Directors recommends that the Stockholders vote "For" the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance.

                                 PROPOSAL NO. 3

                 PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF
         INCORPORATION TO AUTHORIZE 10,000,000 SHARES OF PREFERRED STOCK
The Board of Directors recommends that the Stockholders vote "FOR" the proposed amendment to the Company's Certificate of Incorporation to authorize 10,000,000 shares of preferred stock.

         The Company's Certificate of Incorporation does not presently authorize the Company to issue preferred stock. In January 2000, the Company's Board of Directors approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to authorize 10,000,000 shares of preferred stock, $.005 par value (the "Preferred Stock Amendment"). The rights, preferences and privileges of the preferred stock, if approved, will be in the sole discretion of the Company's Board of Directors (within the limits of applicable law).

         The principal purpose of this proposed amendment is to authorize shares of preferred stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to acquire another company or its business or assets, to seek to establish a strategic relationship with a corporate partner or to permit a future stock dividend or stock split. The Board of Directors has no present agreement or arrangement to issue any such shares. If the Preferred Stock Amendment is approved by the Stockholders, the Board of Directors does not intend to solicit further Stockholder approval prior to the issuance of any additional shares of preferred stock, except as may be required by applicable law.

         The authorized number of shares of preferred stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Stockholders. Shares of authorized and unissued preferred stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult and, therefore, less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of the Company's capital stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

         Under the terms of the proposed loan agreement with the Infinity Group, there will be restrictions on the ability of the Company to issue Preferred Stock without the consent of the lender.

Stockholder Vote
         The affirmative vote of the holders of shares representing a majority of the outstanding shares on the record date is required to authorize the Preferred Stock Amendment.

         The Company   recommends  that  you  vote  "For"  the  amendment to the
Certificate of Incorporation to authorize  10,000,000 shares of preferred stock.

                                 PROPOSAL NO. 4

                         PROPOSAL TO ADOPT THE COMPANY'S
                             2000 STOCK OPTION PLAN
The Board of Directors recommends that the Stockholders vote "FOR" the proposal to adopt the 2000 Stock Option Plan.

Introduction

         In 1989 the Company adopted the 1989 Stock Option Plan, which provided for grants of options to employees of up to 8% of the outstanding Common Stock from time to time. As of January 31, 2000, options for 6,525,300 shares were outstanding under the 1989 Plan and options for 504,400 shares had been exercised. The 1989 Plan expired in 1999. Therefore, no further option grants may be made under the 1989 Plan.

         Therefore, on January 14, 2000 the Board of Directors adopted the 2000 Stock Option Plan (the "New Plan"), subject to Stockholder approval. The New Plan allows the Company to grant options to purchase the Company's Common Stock to designated employees, executive officers, directors, consultants, advisors and other corporate and divisional officers of the Company and its subsidiaries ("Participants"). The Board adopted the New Plan to provide employee and non-employee Participants with additional incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company and to attract and retain employees, directors, consultants and advisors of exceptional ability.

         The Board of Directors recommends that Stockholders vote "FOR" the adoption of the New Plan in order to assure that the Company will have a vehicle for attracting and retaining employees, directors, consultants and advisors of exceptional ability.

         The text of the New Plan is set forth as Appendix "A" to this Proxy Statement. The following is a summary of the principal features of the New Plan and does not purport to be complete. Stockholders are urged to read the New Plan in its entirety. This summary is subject to and qualified in its entirety by reference to Appendix "A." Any capitalized terms which are used in this summary description but not defined here or elsewhere in this Proxy Statement have the meanings assigned to them in the New Plan.

Principal Features of the New Plan

         The New Plan authorizes the Committee to grant stock options exercisable for up to an aggregate of 10% of the Company's outstanding shares of Common Stock, based upon the number of shares outstanding from time to time of the Company's Common Stock. As of January 14, 2000, there were 177,249,203 outstanding shares of Common Stock. Therefore, as of such date 17,724,920 option shares were available for grant under the New Plan. No stock options may be granted under the New Plan after February 1, 2010. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder are available for future grants.

         Stock options under the New Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), if so designated on the date of grant. Stock options that are not designated or do not qualify as incentive stock options are non-statutory stock options and are not eligible for the tax benefits applicable to incentive stock options.

         The New Plan will be administered by a Committee of three or more persons established by the Board of Directors from time to time. The current Committee members are the full Board of Directors. The Committee has complete authority, subject to the express provisions of the New Plan, to approve the persons nominated by the management of Aura to be granted stock options, to determine the number of stock options to be granted to Participants, to set the terms and conditions of stock options, to remove or adjust any restrictions and conditions upon stock options and to adopt such rules and regulations, and to make all other determinations, deemed necessary or desirable for the administration of the New Plan.

         In selecting optionees, consideration is given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors. Awards may be granted to the same Participant on more than one occasion. Each stock option is evidenced by a written option agreement in a form approved by the Committee.

         The purchase price (exercise price) of option shares must be at least equal to the fair market value of such shares on the date the stock option is granted or such later date as the Committee specifies. The stock option term is for a period of ten years from the date of grant or such shorter period as is determined by the Committee. Each stock option may provide that it is exercisable in full or in cumulative or non-cumulative installments, and each stock option is exercisable from the date of grant or any later date specified therein, all as determined by the Committee. The Committee's authority to take certain actions under the New Plan includes authority to accelerate vesting schedules and to otherwise waive or adjust restrictions applicable to the exercise of stock options.

         Each stock option may be exercised in whole or in part (but not as to fractional shares) by delivering a notice of exercise to the Company together with payment of the exercise price. The exercise price may be paid in cash, by cashier's or certified check.

         Except as otherwise provided below or unless otherwise provided by the Committee, an optionee may not exercise a stock option unless from the date of grant to the date of exercise the optionee remains continuously in the employ of the Company. If the employment of the optionee terminates for any reason other than death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain exercisable for a period of 90 days after such termination of employment (except that the 90 day period is extended to 12 months if the optionee dies during such 90 day period), subject to earlier expiration at the end of their fixed term. If the employment of the optionee terminates because of death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain in full force and effect and may be exercised at any time during the option term pursuant to the provisions of the New Plan; unless otherwise provided by the Committee, all stock options to the extent then not presently exercisable shall terminate as of the date of termination of employment.

         An employee may receive incentive stock options covering option shares of any value, provided that the value of all option shares subject to one or more of such incentive stock options which are first exercisable in any one calendar year may not exceed the maximum amount permitted under Section 422 of the Code (currently $100,000).

         Each stock option granted under the New Plan is exercisable during an optionee's lifetime only by such optionee. Stock options are transferable only by Will or the laws of intestate succession unless otherwise determined by the Committee.

         The Board of Directors may at any time suspend, amend or terminate the New Plan. Shareholder approval is required, however, to materially increase the benefits accruing to optionees, materially increase the number of securities which may be issued (except for adjustments under anti-dilution clauses) or materially modify the requirements as to eligibility for participation. The New Plan authorizes the Committee to include in stock options provisions which permit the acceleration of vesting in the event of a change in control of the Company resulting from certain occurrences. The Company intends to maintain a current registration statement under the Securities Act of 1933 with respect to the shares of Common Stock issuable upon the exercise of stock options granted under the New Plan.

Option Grants Under the New Plan

         There are currently 82 employees (including 10 executive officers) and 3 non-employee directors eligible to participate in the New Plan. The New Plan also allows grants of stock options to consultants and advisors. As of January 31, 2000, no options had been granted under the New Plan. Future grants under the New Plan will be made at the discretion of the Committee and are not yet determinable.


Summary of Federal Income Tax Consequences

         The following discussion of the federal income tax consequences of the New Plan is intended to be a summary of applicable U.S. federal law. State, local and foreign tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change and because the tax treatment may be governed by laws of non-U.S. jurisdictions, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to an option exercise.

         Tax Consequences to Optionees

         Incentive Stock Options. An optionee recognizes no taxable income upon the grant of an incentive stock option. In addition, there will be no taxable income recognized by the optionee at the time of exercise of an incentive stock option provided the optionee has been in the employ of Aura at all times during the period beginning on the date of grant and ending on the date three months before the date of exercise.

         Gain recognized upon a disposition of the option shares generally will be taxable as long-term capital gain if the shares are not disposed of within
(i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date. If both of these conditions are not satisfied, the disposition is a "disqualifying disposition". In that event, gain equal to the excess of the fair market value of the option shares at the exercise date over the exercise price generally will be taxed as ordinary income and any further gain will be taxed as long-term capital gain if the shares were held more than 12 months. Shares acquired upon the exercise of an incentive stock option will have a basis equal to the exercise price of the stock option.

         Upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the option shares at the exercise date over the exercise price is treated as alternative minimum taxable income for purposes of the alternative minimum tax.

         Incentive stock options exercised by an optionee who has not satisfied the applicable requirements as to continuous employment do not qualify for the tax treatment discussed above. Instead, the exercise of such options will be subject to the rules which apply to the exercise of non-statutory stock options.

         Non-statutory Stock Options. An optionee recognizes no taxable income upon the grant of a non-statutory stock option. In general, upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price.

         Shares acquired upon the exercise of a non-statutory stock option by the payment of cash will have a basis equal to their fair market value on the exercise date and have a holding period beginning on the exercise date. Gain or loss recognized on a disposition of the option shares generally will qualify as long-term capital gain or loss if the shares have a holding period of more than 12 months.

         Aura generally must collect and pay withholding taxes upon the exercise of a non-statutory stock option.

 Tax Consequences to Aura

         Aura generally is allowed an income tax deduction for amounts that are taxable to optionees as ordinary income under the foregoing rules, if it satisfies all Federal income tax withholding requirements. Amounts deemed to be compensation to executive officers as a result of the exercise of stock options or the sale of option shares will not be taken into account in determining whether the compensation paid to the executive exceeds the limits on deductibility imposed under Section 162(m) of the Code.

Required Approval

         The affirmative vote of the holders of a majority of shares of Common Stock represented and voting at a duly held meeting at which a quorum is present is required to approve the adoption of the New Plan. Unless marked to the contrary, proxies received will be voted "FOR" approval of the New Plan.

         The Board of Directors recommends that the Stockholders vote "FOR" the proposal to adopt the 2000 Stock Option Plan.

                                 PROPOSAL NO. 5

            TO CONSIDER AND ACT UPON A PROPOSAL TO EFFECT A POSSIBLE
                  REVERSE SPLIT OF THE COMPANY'S COMMON STOCK

The Board of Directors recommends that Stockholders vote "FOR" the proposal to effect the Reverse Split.

The Reverse Stock Split Proposal

         On January 14, 2000, the Board of Directors adopted resolutions directing that the Stockholders consider and vote upon a possible Reverse Stock Split of the Company's Common Stock. The Board believes that the Reverse Split is beneficial to the Company and the Stockholders. The principal reasons for the Reverse Split are to aid the Company in meeting listing requirements for the Nasdaq Stock Market, to attempt to enhance investor interest in the Common Stock and to attempt to help the investment community realize the underlying value of the Common Stock.

         Under the terms of the Reverse Stock Split Proposal being submitted to the Stockholders, the Board of Directors would be authorized to file an amendment to the Company's Certificate of Incorporation to effect a Reverse Stock Split of the Company's outstanding Common Stock in an amount not greater than one share of Common Stock for each 10 shares of outstanding Common Stock at any time prior to the Company's next Annual Meeting of Stockholders later this year. Assuming Stockholder approval of the Reverse Stock Split Proposal, the Board of Directors would retain the discretion to implement a Reverse Stock Split of not greater than 1:10, or to abandon the Reverse Stock Split Proposal.

         In determining when or if the Board will implement the Reverse Stock Split Proposal, the Board of Directors may consider a variety of factors in determining whether to proceed with the Reverse Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's Common Stock, business developments and the Company's actual and projected financial performance.

         Presently, the Board of Directors does not intend to implement the Reverse Stock Split Proposal unless the market price of the Company's Common Stock trades at or near $1.00 per share. However, following Stockholder approval of the Reverse Stock Split Proposal, the Board of Directors will retain the absolute discretion to implement the Reverse Stock Split Proposal in an amount not greater than 1:10 at any time prior to the Company's next Annual Meeting of Stockholders or to abandon implementation of the Reverse Split. On February 10, 2000, the closing price of the Company's Common Stock was $0.33 per share.

         If the Stockholders approve the Reverse Stock Split Proposal and the Board of Directors thereafter elects to implement the Reverse Split, the Company intends to issue a press release announcing the terms and effective date of the Reverse Split not less than 10 days prior to the effective date of the Reverse Split.

Reasons for the  Reverse Stock Split Proposal

         From 1988 until July 1999 the Company's Common Stock was listed on The Nasdaq Stock Market ("Nasdaq"). In July 1999 the Company's Common Stock was delisted from The Nasdaq Stock Market as a result of the Company's inabililty to timely file its Annual Report on Form 10-K with the Securities and Exchange Commission because of the delay in completing the audit of its annual financial statements. The audit was completed in February 2000 and the Company regained compliance with its SEC reporting obligations.

         The Common Stock is currently quoted on the over the counter market. The Company believes the Reverse Split is necessary to achieve compliance with the quantitative listing maintenance criteria established by Nasdaq regarding the minimum bid price of listed securities. For initial inclusion on the Nasdaq National Market, the minimum bid price per share is required to be at least $5.00. The Company believes that, other than the minimum bid price, it will meet all of the listing requirements required for listing on Nasdaq.

         The Company expects that, as a result of the Reverse Split, the market price of the Common Stock would increase significantly, thereby enabling the Company to comply with the Nasdaq $5.00 minimum bid price requirement.

         Because the Common Stock is not listed Nasdaq, trading of the Common is conducted in the over-the-counter market. Because of the absence of a Nasdaq listing, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, because the Common Stock is not listed on Nasdaq and presently trades at less than $5.00 per share, trading in the Common Stock is also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by brokers or dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Because the Company's Common Stock is presently classified as a "penny stock," prior to effectuating any trade in the Common Stock, a broker or dealer is required under such Exchange Act rules to make a suitability determination as to such proposed purchaser of the Common Stock and to receive a written agreement, meeting certain requirements, prior to effectuating any transaction in the Common Stock. The additional burdens imposed upon brokers or dealers by such requirements could discourage brokers or dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

         The Board also believes that the current low per share price of the Common Stock may have a negative effect on the price and marketability of existing shares, the amount and percentage (relative to share price) of transaction costs paid by individual Stockholders and the potential ability of the Company to raise capital by issuing additional shares of Common Stock or other securities convertible into Common Stock or to undertake merger or acquisition transactions. Reasons for these effects include internal policies and practices of certain institutional investors which prevent or tend to discourage the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and a variety of brokerage house policies and practices which tend to discourage individual brokers within those firms from dealing in low-priced stocks.

         In addition, since broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual Stockholders paying transaction costs which are a higher percentage of the share price than would be the case if the share price were substantially higher. The Board believes that the Reverse Split, and the expected resulting increased price level, may enhance investor interest in the Common Stock and may help the investment community realize the underlying value of the Common Stock. There is however, no assurance that any of the foregoing effects will occur.

         While the Board of Directors believes that the shares of Common Stock will trade at higher prices than those which have prevailed in recent months, there is no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split since there are numerous factors and contingencies which could affect such price. There is no assurance that the Company will meet the listing requirements for Nasdaq following the Reverse Split.

Implementation of the Reverse Split

         The Reverse Split, if implemented, will be formally implemented by filing an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware amending the Company's Certificate of Incorporation to reflect the Reverse Stock Split, effective as of 5:00 p.m., Eastern time, on the date of the filing of such amendment with the Delaware Secretary of State (the "Effective Time"). At the Effective Time all outstanding shares of Common Stock held by each holder of record on such date would be automatically combined into such lesser number of shares as is determined by the Board of Directors, without any further action on the part of the Stockholders. No fractional shares will be issued. All fractional shares for one-half share or more will be increased to the next higher whole number of shares and all fractional shares less than one-half share will be decreased to the next lower whole number of shares, respectively.

Effects of the Reverse Stock Split

         The effect of the Reverse Split upon holders of Common Stock will be that the total number of shares of the Company's Common Stock (each, an "Old Share") held by each Stockholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by the number determined by the Board of Directors, not to exceed 10, adjusted, as described below, for any fractional shares (each, a "New Share").

         Assuming the Reverse Split is approved by the Company's Stockholders at the Annual Meeting and implemented by the Company, each Stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Split.

         All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. The Reverse Split would not affect any Stockholder's proportionate equity interest in the Company except for those Stockholders who would receive an additional share of Common Stock in lieu of fractional shares.

         The Reverse Split may result in some Stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Certain Rights of Common Stock Holders

         The holders of Common Stock have equal rights to dividends when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company, subject to any rights, preferences or privileges of holders of any outstanding preferred stock. Holders of Common Stock do not have preemptive rights. Holders of Common Stock are entitled to one vote per share on all matters which Stockholders are entitled to vote upon at all meetings of Stockholders.

         The Common Stock is currently registered under Section 12(g) of the Exchange Act, and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act.

         Pursuant to Delaware law the Company's Stockholders are not entitled to dissenters' rights of appraisal with respect to the Reverse Stock Split Proposal.

Exchange of Stock Certificates

         Assuming the Reverse Split is approved by the Stockholders and implemented by the Company, Stockholders will be required to exchange their stock certificates for new certificates representing the shares of new Common Stock. Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent following the effectiveness of the Reverse Split. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

Federal Income Tax Consequences

         The following description of Federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement.

         The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. The Company, however, believes that because the Reverse Split is not part of a plan to periodically increase a Stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following federal income tax effects.

         1. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E)(5) of the Code.

         2. A Stockholder will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the New Shares will equal such Stockholder's basis in the Old Shares.

         3. A Stockholder's holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefor.

         The Company will not recognize any gain or loss on the exchange by reason of Section 1032 of the Code.

         The Federal income tax discussion with respect to the Reverse Split set forth above is included for general information only. All Stockholders are advised to consult their own tax advisors as to federal, state and local or foreign tax consequences applicable to them which could result from the Reverse Split.

Stockholder Vote

         The affirmative vote of the holders of shares representing a majority of the outstanding shares on the record date is required to adopt the Reverse Stock Split Proposal.

         The Board of Directors recommends that Stockholders vote "FOR" the proposal to effect the Reverse Split.

                                  MISCELLANEOUS

Independent Auditors

         Pannell Kerr Forster has been selected to serve as the Company's independent auditors for the fiscal year ending February 29, 2000. Representatives of Pannell Kerr Forster are expected to be present at the meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Pannell Kerr Forster has served as the Company's independent auditors since 1992.

Stockholder Proposals for the 2000 Annual Meeting

         Stockholder proposals complying with the applicable rules under the Exchange Act intended to be presented at the 2000 Annual Meeting of Stockholders must be received at the offices of the Company by April 15, 2000 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

         The Stockholder's written notice relating to proposals other than for director nominees must contain (i) the name and address of the Stockholder making the proposals, (ii) any material interest of the stockholder in the proposal, and (iii) such information concerning the person making the proposal and the proposal itself as would be required by SEC rules to be included in a proxy statement soliciting proxies for such proposal. Presentation of any Stockholder proposal at the Annual Meeting is also subject to procedures established by the Chairman of the Meeting consistent with Delaware corporate law.

Other Matters

         Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

         Under the Company's By-laws, nominations for director of the Company and other Stockholder proposals, other than those made by the Board of Directors, may only be made by Stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting.

Available Information

The 1999 Annual Report to Stockholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

         While you have the matter in mind, please complete, sign and return the enclosed proxy card promptly.

                                            By Order of the Board of Directors

                                            /s/ Michael I. Froch
                                            Michael I. Froch
                                            Secretary


El Segundo, California
February 22, 2000

                                  Appendix "A"

                               Aura Systems, Inc.
                             2000 Stock Option Plan

         1.       Purpose.

         This Stock Option Plan (the "Plan") is intended to allow designated employees, executive officers, directors, consultants, advisors and other corporate and divisional officers (all of whom are sometimes collectively referred to herein as "Employees") of Aura Systems, Inc., a Delaware corporation ("Aura"), and its subsidiaries which it may have from time to time (Aura and such subsidiaries being together referred to herein as the "Company") to receive certain options ("Stock Options") to purchase Aura's common stock, $.005 par value ("Common Stock"), as herein provided. The purpose of the Plan is to provide Employees with additional incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company and to attract and retain Employees of exceptional ability.

         2.        Administration.

         (a) The Plan shall be administered by a Committee of three or more persons ("Committee") established by the Board of Directors of Aura (the "Board") from time to time, which may consist of the Compensation Committee, the full Board of Directors or such persons as the Board shall designate. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of Aura's By-Laws and of Delaware law applicable to the Board, except as otherwise provided herein or determined by the Board.

         (b) The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Employees nominated by the management of the Company to be granted Stock Options; to determine the number of Stock Options to be granted to an Employee; to determine the time or times at which Stock Options shall be granted; to establish the terms and conditions upon which Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Stock Options; to specify, at the time of grant, provisions relating to the exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

          (c) The Company hereby agrees to indemnify and hold harmless each Committee member and each employee of the Company, and the estate and heirs of such Committee member or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or employee or his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.

         3.       Eligibility and Participation.

         Employees eligible under the Plan shall be approved by the Committee from those Employees who, in the opinion of the management of the Company, are in positions which enable them to make significant and extraordinary contributions to the long-term performance and growth of the Company. In selecting Employees to whom Stock Options may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

         4.       Grants.

         The Committee may grant Stock Options in such amounts, at such times, and to such Employees nominated by the management of the Company as the Committee, in its discretion, may determine. Stock Options granted under the Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 ("the Code"), if so designated by the Committee on the date of grant. The Committee shall also have the discretion to grant Stock Options which do not constitute incentive stock options and any such Stock Options shall be designated non-statutory stock options by the Committee on the date of grant. The aggregate fair market value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under
Section 422 of the Code (currently $100,000.00). Non-statutory stock options shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Subject to the provisions of paragraph 11 hereof, the number of shares of Common Stock issued and issuable pursuant to the exercise of Stock Options granted hereunder shall not exceed 10% of the Common Stock of Aura from time to time outstanding. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Committee, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

         5.       Purchase Price.

         The purchase price (the "Exercise Price") of shares of Common Stock subject to each Stock Option ("Option Shares") shall equal the fair market value ("Fair Market Value") of such shares on the date of grant of such Stock Option. Notwithstanding the foregoing, the Exercise Price of Option Shares subject to an incentive stock option granted to an Employee who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or Subsidiary shall be at least equal to 110% of the Fair Market Value of such shares on the date of grant of such Stock Option. The Fair Market Value of a share of Common Stock on any date shall be equal to the closing price of the Common Stock for the last preceding day on which Aura's shares were traded, and the method for determining the closing price shall be determined by the Committee.

         6.       Option Period.

         The Stock Option period (the "Term") shall commence on the date of grant of the Stock Option and shall be ten (10) years or such shorter period as is determined by the Committee. Notwithstanding the foregoing, but subject to the provisions of paragraphs 2(b) and 11(c), Stock Options granted to Employees who are subject to the reporting requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934 ("Section 16 Reporting Persons") shall not be exercisable until at least six months and one day from the date the Stock Option is granted, or, if later, from the date of stockholder approval of the Plan. If an Employee shall not in any period purchase all of the Option Shares which the Employee is entitled to purchase in such period, the Employee may purchase all or any part of such Option Shares at any time prior to the expiration of the Stock Option.

         7.       Exercise of Options.

         (a) Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 7(b). Payment may be made in cash, by cashier's or certified check.

         (b) The exercise of each Stock Option is conditioned upon the agreement of the Employee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Employee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Employee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) if the Employee is a Section 16 Reporting Person, the Employee will furnish to the Company a copy of each Form 4 or Form 5 filed by said Employee and will timely file all reports required under federal securities laws, and (e) the Employee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

         (c) No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Stock
Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason, then if the exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

         8.       Continuous Employment.

         Except as provided in paragraph 10 below or unless otherwise provided by the Committee, an Employee may not exercise a Stock Option unless from the date of grant to the date of exercise such Employee remains continuously in the employ of the Company. For purposes of this paragraph 8, the period of continuous employment of an Employee with the Company shall be deemed to include (without extending the term of the Stock Option) any period during which such Employee is on leave of absence with the consent of the Company, provided that such leave of absence shall not exceed three (3) months and that such Employee returns to the employ of the Company at the expiration of such leave of absence. If such Employee fails to return to the employ of the Company at the expiration of such leave of absence, such Employee's employment with the Company shall be deemed terminated as of the date such leave of absence commenced. The continuous employment of an Employee with the Company shall also be deemed to include any period during which such Employee is a member of the military, provided that such Employee returns to the employ of the Company within ninety (90) days (or such longer period as may be prescribed by law) from the date such Employee first becomes entitled to discharge. If an Employee does not return to the employ of the Company within ninety (90) days (or such longer period as may be prescribed by law) from the date such Employee first becomes entitled to discharge, such Employee's employment with the Company shall be deemed to have terminated as of the date such Employee's military service ended.

         9.       Restrictions on Transfer.

         Options granted under this Plan shall be transferable only by will or the laws of descent and distribution unless otherwise determined by the Committee at any time at or after the date of grant of the Option, provided such transfer does not conflict with applicable securities laws or render the Company ineligible to use Form S-8 or any successor form to register the Options. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime (or in the event of the death of Employee, by his or her legal representative) only by such Employee or such Employee's permitted transferees or legal representative.

         10.      Termination of Employment.

         (a) Upon an Employee's Retirement, Disability or death: (a) all Stock Options to the extent then presently exercisable shall remain in full force and effect and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) unless otherwise provided by the Committee, all Stock Options to the extent not then presently exercisable by such Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

         (b) Upon the termination of the employment of an Employee with the Company for any reason other than the reasons set forth in paragraph 10(a) hereof, unless otherwise provided by the Committee, (a) all Stock Options to the extent then presently exercisable by such Employee shall remain exercisable only for a period of ninety (90) days after the date of such termination of employment (except that the ninety (90) day period shall be extended to twelve
(12) months if the Employee shall die during such ninety (90) day period), and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) all Stock Options to the extent not then presently exercisable by such Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

         (c) For purposes of this Plan:

              (i) "Retirement" shall mean an Employee's retirement from the employ of the Company on or after the date on which such Employee attains the age of sixty-five (65) years; and

              (ii) "Disability" shall mean total and permanent incapacity of an Employee, due to physical impairment or legally established mental incompetence, to perform the usual duties of such Employee's employment with the Company, which disability shall be determined on medical evidence by a licensed physician designated by the Committee.

         11.      Adjustments Upon Change in Capitalization.

         (a) The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price) and the maximum number of Stock Options that may be granted under the Plan shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of two and one-half percent (2.5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that upon exercise of the Stock Option, the Employee shall receive the number and class of shares such Employee would have received had such Employee been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company.

          (b) Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which Aura is not the surviving corporation or in which Aura survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to shareholders of more than ten percent (10%) of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares provided for herein, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares then remaining, as if the Employee had been the owner of such Option Shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

          (c) In the sole discretion of the Committee, Stock Options may include provisions, on terms authorized by the Committee in its sole discretion, that accelerate the Employees' rights to exercise Stock Options upon a sale of substantially all of the Company's assets, the dissolution of Aura or upon a change in the controlling shareholder interest in Aura resulting from a tender offer, reorganization, merger or consolidation or from any other transaction or occurrence, whether or not similar to the foregoing (each, a "Change in Control").

         12.      Withholding Taxes.

         The Company shall have the right at the time of exercise of any Stock Option to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case: (i) by requiring the Employee to tender a cash payment to the Company, (ii) by withholding from the Employee's salary, (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option that number of Option Shares having an aggregate Fair Market Value as of the date the withholding tax obligation arises that is equal to the Employee's Tax Liability or (iv) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (iii) above upon satisfaction of such additional conditions as the Committee shall deem in its sole and absolute discretion as appropriate in order for such withholding of Option Shares to qualify for the exemption provided for in Section 16b-3 of the Exchange Act.

         13.      Relationship to Other Employee Benefit Plans.

         Stock Options granted hereunder shall not be deemed to be salary or other compensation to any Employee for purposes of any pension, thrift, profit-sharing, stock purchase or any other employee benefit plan now maintained or hereafter adopted by the Company.

         14.      Amendments and Termination.

         The Board of Directors may at any time suspend, amend or terminate this Plan. No amendment or modification of this Plan may be adopted, except subject to shareholder approval, which would: (a) materially increase the benefits accruing to Employees under this Plan, (b) materially increase the number of securities which may be issued under this Plan or (c) materially modify the requirements as to eligibility for participation in the Plan.

         15.      Successors in Interest.

         The provisions of this Plan and the actions of the Committee shall be binding upon all heirs, successors and assigns of the Company and of Employees.

         16.      Other Documents.

         All documents prepared, executed or delivered in connection with this Plan shall be, in substance and form, as established and modified by the Committee or by persons under its direction and supervision; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail. All Stock Options granted under the Plan shall be evidenced by written agreements executed by the Company and the Employees to whom the Stock Options have been granted.

         17.      No Obligation to Continue Employment.

         This Plan and grants hereunder shall not impose any obligation on the Company to continue to employ any Employee. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan shall be deemed modified in any way by any employment contract between an Employee (or other employee) and the Company.

         18.      Term of Plan.

         This Plan was adopted by the Board effective January 14, 2000. No Stock Options may be granted under this Plan after January 14, 2010.

         19.      Governing Law.

         This Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware.

         20.      Stockholder Approval.

         No Stock Option shall be exercisable unless and until the stockholders of the Company have approved this Plan and all other legal requirements have been fully complied with.


         21.      Privileges of Stock Ownership.

         The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of the Company common stock not actually issued to such holder.

         IN WITNESS WHEREOF, this Plan has been executed effective as of the 14th day of January, 2000.

                                          AURA SYSTEMS, INC.



                                          By_________________
                                         President

PROXY

                               AURA SYSTEMS, INC.
                               2335 ALASKA AVENUE
                              EL SEGUNDO, CA 90245

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of Common Stock of Aura Systems, Inc. held of record by the undersigned on January 14, 2000, at the Annual Meeting of Stockholders to be held on March 6, 2000, including any adjournments or continuances thereof.

         The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated February 22, 2000, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or adjournment thereof.


1.       Election of Directors

    [_] FOR all nominees listed below (except   [_] WITHHOLD AUTHORITY to vote
        as marked to the contrary below)           for all nominees listed below

         (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

    Zvi (Harry) Kurtzman        Harvey Cohen           Salvador Diaz-Verson, Jr.
    Stephen A. Talesnick        Norman Reitman         David F. Hadley
    Sanford R. Edlein

2. Approval of Amendment to the Company's Certificate of Incorporation to Increase the number of shares of common stock authorized for issuance.

                  [_] FOR   [_] AGAINST   [_] ABSTAIN

3. Approval to amend the Company's Certificate of Incorporation to Authorize 10,000,000 shares of preferred stock.

                  [_] FOR   [_] AGAINST   [_] ABSTAIN

4. Approval to adopt the Company's 2000 Stock Option Plan.

                  [_] FOR   [_] AGAINST   [_] ABSTAIN

5. Approval to consider and act upon a proposal to effect a possible reverse split of the Company's common stock.

                  [_] FOR   [_] AGAINST   [_] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1-5.

                                            Dated: ______________________, 2000

                                            Please  sign  exactly  as  the  name
                                            appears below.  When shares are held
                                            by joint tenants,  both should sign.
                                            When   signing   as   attorney,   as
                                            executor, administrator,  trustee or
                                            guardian,  please give full title as
                                            such. If a corporation,  please sign
                                            in full  corporate name by President
                                            or other  authorized  officer.  If a
                                            partnership,    please    sign    in
                                            partnership   name   by   authorized
                                            person.

                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                                 Signature if held jointly

                                            If you also  expect  to  attend  the
                                            stockholders'  meeting, the Board of
                                            Directors requests you check the box
                                            below:

                                            [_] I/we plan to attend the
                                                stockholders meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.